EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement on Form S-4/A of Great Western Bancorp, Inc., of our reports dated September 11, 2015, with respect to the consolidated balance sheets of HF Financial Corp. as of June 30, 2015 and 2014, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for each of the years in the three year period ended June 30, 2015, and the effectiveness of internal control over financial reporting as of June 30, 2015. We also consent to the reference to our Firm under the caption “Experts” in the Registration Statement.

/s/ Eide Bailly, LLP
Sioux Falls, South Dakota
March 24, 2016